Exhibit 99.1

BOB EVANS REPORTS FISCAL 2013 FIRST-QUARTER RESULTS

Bob Evans Restaurants’ net sales increase 1.7%; reports same-store sales of 1.0%. BEF Foods’ net sales increase 4.5%; volume up 7.2%

Company announces 1Q 2013 earnings per diluted share of $0.53; non-GAAP EPS, adjusted for restructuring and other items, is $0.58 for the quarter. Incremental investments in Bob Evans Restaurants’ marketing, restaurant refreshes, and new store openings equate to $0.06 per diluted share

Farm-Fresh Refresh program continues to drive sales and profits. Company exploring opportunities to increase number of restaurant refreshes in 2013

Announces BEF Foods’ acquisition of the assets of Kettle Creations for approximately $50 million in cash. Enables partial vertical integration of high-growth side dish business

Board of Directors approves 10 percent increase in quarterly dividend rate from 25 cents per share to 27.5 cents per share

Company raises fiscal 2013 EPS guidance range to $2.67 to $2.73, supported by positive revenue trends and earnings accretion from acquisition

COLUMBUS, Ohio – August 14, 2012 – Bob Evans Farms, Inc (NASDAQ: BOBE) today announced its results for the fiscal 2013 first quarter ended Friday, July 27, 2012.

First-quarter fiscal 2013 commentary

Chairman and Chief Executive Officer Steve Davis said, “The actions we took during the first quarter of fiscal 2013 reflect confidence in our Company’s growth prospects. Despite volatility in commodity markets, and ongoing economic challenges for our customers, we continue to drive sales with our successful value platforms and invest in growth projects.

“We are encouraged by positive sales results at Bob Evans Restaurants and BEF Foods, with sequential moderation in Mimi’s Café’s sales trend during the first quarter. Our teams are committed to building on the sales momentum we have achieved. From ongoing investments in new restaurants and our Farm-Fresh Refresh remodeling initiative at Bob Evans Restaurants, to the acquisition of Kettle Creations to help drive margin gains and enable vertical integration of a portion of BEF Foods’ refrigerated side dish business, we are delivering on the key pillars of our operating strategy: transforming our businesses, investing in high return on invested capital opportunities, and driving shareholder value.

“We plan to continue employing our strong balance sheet to drive growth projects going forward,” Davis said. “Where prudent, we will investigate options for accelerating investments that are generating high returns, such as the Farm-Fresh Refresh remodeling program at Bob Evans Restaurants. Furthermore, our approach to capital allocation will remain balanced between growth investments that support our long-term annual adjusted EPS growth guidance of 7 to 10 percent, and return of capital to our shareholders through dividends and share repurchases.”

First-quarter fiscal 2013 consolidated results

The Company reported consolidated operating income of $25.3 million in the first quarter of fiscal 2013. The first-quarter results include the negative net pretax impact of $2.1 million, or $1.4 million after-tax, from the following items:

•	$0.8 million in severance charges that increased Bob Evans Restaurants’ SG&A line.

•	$0.8 million in severance charges that increased BEF Foods’ other operating and SG&A lines.

•	$0.4 million charge for acquisition costs and plant related severance costs that increased BEF Foods’ SG&A line.

•	$0.1 million charge for a loss on the sale of assets that increased Bob Evans Restaurants’ SG&A line.

Excluding the $2.1 million negative net impact of these charges, the Company’s first quarter fiscal 2013 reported operating income would have been approximately $27.4 million, or 6.7 percent of net sales.

Earnings per diluted share for first quarter of fiscal 2013 were reported at $0.53. Excluding the net negative impact of the aforementioned charges, diluted earnings per share would have been $0.58.

The Company reported consolidated operating income of $27.5 million in the first quarter of fiscal 2012. The first-quarter fiscal 2012 results did not include special charges. Earnings per diluted share for the first quarter of fiscal 2012 were $0.59.

The Company’s net interest expense was $2.1 million in both the first quarter of fiscal 2013, and the first quarter of fiscal 2012.

During the first quarter of fiscal 2013, the tax rate recorded by the Company was 35.3%, compared to 29.8% for the first quarter of fiscal 2012. The tax rate in the prior year benefitted from additional federal jobs tax credits and a favorable state tax settlement. The impact of the tax rate change was $1.4 million, or approximately $0.05 per diluted share.

The Company’s diluted weighted-average shares outstanding were 28.4 million in the first quarter of fiscal 2013, compared to 30.4 million in the first quarter of fiscal 2012. The Company repurchased 713,094 shares for $28.0 million in the first quarter of fiscal 2013. The impact of share repurchases during the past year was approximately $0.04 per share.

As a result of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

First-quarter fiscal 2013 consolidated income statement summary

Below is a summary of the Company’s consolidated first-quarter fiscal 2013 income statement.

•

Net sales – Consolidated net sales were $409.7 million in the first quarter of fiscal 2013, a 1.1 percent increase, compared to $405.4 million in the first quarter of fiscal 2012. This increase was the result of net sales increases at BEF Foods, as well as same-store sales increases and new restaurant openings at Bob Evans Restaurants, partially offset by same-store sales declines at Mimi’s Café, and closed restaurant days at Bob Evans Restaurants due to temporary closures for the Farm-Fresh Refresh remodeling program.

•

Operating income – Consolidated non-GAAP operating income was $27.4 million, or 6.7 percent of net sales, in the first quarter of fiscal 2013, compared to $27.5 million, or 6.8 percent of net sales, in the first quarter of fiscal 2012. The decrease in both dollars and rate was driven primarily by incremental investments of $1.8 million in Bob Evans Restaurants’ marketing programs and $0.7 million in new restaurant development and Farm-Fresh Refresh costs, which were not completely offset by the 64.5 percent increase in BEF Foods’ operating income.

First-quarter fiscal 2013 Bob Evans Restaurants segment summary

Bob Evans Restaurants’ fiscal 2013 first-quarter non-GAAP operating income was $18.9 million, or 7.6 percent of net sales, compared with $22.9 million, or 9.4 percent of net sales, last year. The positive effect of increased sales was more than offset by increased investments in marketing and new restaurant opening expenses.

Net sales – Bob Evans Restaurants’ net sales increased 1.7 percent to $248.0 million in the first quarter of fiscal 2013, compared with net sales of $243.8 million in the corresponding period last year. Same-store sales increased 1.0 percent. The adverse effect of increased closed restaurant days relative to last year for the Farm-Fresh Refresh remodeling program on same-store sales was approximately 0.5 percent, or $1.2 million. The first-quarter same-store sales increase of 1.0 percent exceeded the Midscale Family Style segment, according to The NPD Group’s SalesTrack Weekly.

	SSS Restaurants	May	June	July	1Q FY ’13
Bob Evans	552	0.7%	-0.3%	2.3%	1.0%

During the first quarter of fiscal 2013, Bob Evans Restaurants:

•	Refreshed 36 restaurants.

•	Opened two restaurants.

•	Closed two restaurants.

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.0 percent of net sales in the first quarter of fiscal 2013, compared to 23.7 percent in the first quarter of fiscal 2012. The increase in cost of sales as a percent of net sales was due to unfavorable menu mix and commodity cost increases.

Operating wages – Bob Evans Restaurants’ cost of labor was 37.7 percent of net sales in the first quarter of fiscal 2013, compared to 38.2 percent of net sales in fiscal 2012. The decline in operating wages as a percent of net sales in the first quarter of fiscal 2013 was due to sales leverage from improvement in same-store sales of 1.0 percent, and continued refinements to the Company’s labor scheduling practices.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were $45.7 million, or 18.4 percent of net sales, in the first quarter of fiscal 2013, compared to $42.2 million, or 17.3 percent of net sales, in the first quarter of fiscal 2012. The increase resulted primarily from $1.8 million of increased marketing and $0.7 million of increased pre-opening expenses from new restaurant development and the Farm-Fresh Refresh program. The remaining increases resulted from restaurant supplies, service contracts, electricity, and repair and maintenance costs increasing relative to the prior year, due in part to the effect of the summer drought and costs associated with the severe weather during the month of July.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $17.5 million, or 7.1 percent of net sales, in the first quarter of fiscal 2013, compared with $15.3 million, or 6.3 percent of net sales, in the first quarter of fiscal 2012. Increases in contract labor, long-term incentives, 401k expenses, and allocations, along with increases in wages due to filling positions that were open in the prior year, drove the $2.2 million increase in the first quarter of fiscal 2013. Additionally, in fiscal 2012, approximately $0.5 million of credits were recorded for employee benefits and FICA tax refunds that were not repeated in fiscal 2013.

First-quarter fiscal 2013 Mimi’s Café segment summary

Mimi’s Cafe’s first-quarter fiscal 2013 operating loss was $0.8 million, compared with $1.1 million in fiscal 2012. The primary driver of the operating loss was the decline in same-store sales of 3.3 percent during the first quarter of fiscal 2013. Partially offsetting the effect of the same-store sales decline was the improvement in SG&A expenses resulting from Mimi’s Café’s ongoing cost reduction initiatives and allocations.

Net sales – Mimi’s Café’s net sales were $86.3 million in the first quarter of fiscal 2013, compared to $89.4 million in the corresponding period last year. The decrease resulted from declines in same-store sales of 3.3 percent in the first quarter of fiscal 2013. At Mimi’s Café, the same-store sales decline of 3.3 percent trailed the Knapp Track™ casual dining index of 0.2 percent for the same period.

	SSS Restaurants	May	June	July	1Q FY ’13
Mimi’s Café	145	-5.6%	-2.3%	-2.1%	-3.3%

During the first quarter of fiscal 2013, Mimi’s Café did not open, remodel, or rebuild any restaurants.

Cost of sales – Mimi’s Café’s cost of sales was 26.7 percent of net sales in the first quarter of fiscal 2013, compared to 26.8 percent in the first quarter of fiscal 2012. The decrease in cost of sales as a percent of net sales was due to ongoing efficiency initiatives including the actual-versus-theoretical food cost program and favorable sales mix, which were partially offset by commodity increases.

Operating wages – Mimi’s Café’s cost of labor was 37.2 percent of net sales in the first quarter of fiscal 2013, compared to 37.0 percent in the first quarter of fiscal 2012. The increase in operating wages as a percent of sales was due to deleverage from declines in same-store sales.

Other operating expenses – Mimi’s Café’s other operating expenses were 23.0 percent of net sales in the first quarter of fiscal 2013, compared to 22.9 percent of net sales in the first quarter of fiscal 2012. Other operating expenses, as a percent of net sales remained relatively flat due to deleverage from same-store sales declines in the first quarter of fiscal 2013.

SG&A – Mimi’s Café’s SG&A expenses were 7.4 percent of net sales in the first quarter of fiscal 2013, compared to 7.9 percent of net sales in the first quarter of fiscal 2012. The declines were due to Mimi’s ongoing cost reduction initiatives.

First-quarter fiscal 2013 BEF Foods segment summary

Non-GAAP operating income was $9.3 million, or 12.3 percent of net sales, in the first quarter of fiscal 2013, compared to $5.6 million, or 7.8 percent of sales, in the corresponding period last year. The primary driver of the increase in operating income was a 7.2 percent increase in total pounds sold.

Subsequent to the close of the first quarter, BEF Foods acquired the assets of Lima, Ohio-based Kettle Creations for approximately $50 million in cash. Kettle Creations has been a supplier of potato and macaroni and cheese products to BEF Foods’ side dish business since 2009. The acquisition is expected to be slightly accretive in fiscal 2013, with increased accretion in the following years.

Net sales – BEF Foods’ first-quarter fiscal 2013 net sales were $75.5 million, an increase of 4.5 percent, compared to $72.2 million in the first quarter of fiscal 2012. Total pounds sold increased 7.2 percent during the quarter, compared to the corresponding period last year. Promotional discounts and other selling allowances are included as a reduction to net sales. Promotional discounts provided to retailers decreased $0.4 million, due primarily to a sales mix shift toward product lines requiring less discounting.

Cost of sales – BEF Foods’ first-quarter fiscal 2013 cost of sales was 50.7 percent of net sales, compared to 54.4 percent of net sales in the first quarter of fiscal 2012. The decrease was due to favorable sourcing and product mix shifts related to side dishes and other convenience products which favorably impacted the quarter by approximately $1.0 million, and a decline in sow costs which favorably impacted the quarter by approximately $0.6 million.

Operating wages – BEF Foods’ first-quarter fiscal 2013 cost of labor was 9.6 percent of net sales, compared to 10.0 percent of net sales in the first quarter of fiscal 2012. The decrease was due to volume leverage and efficiency improvements, as well the outsourcing of distribution services to a third party, resulting from the sale of a Company-owned distribution facility during the second quarter of fiscal 2012. This cost has been reclassified to other operating expenses.

Other operating expenses – BEF Foods’ non-GAAP other operating expenses were 7.3 percent of net sales in the first quarter of fiscal 2013, compared to 6.3 percent of net sales in the first quarter of fiscal 2012. The increase was due to fees associated with the third-party distribution agreement related to the sale of the distribution center during the second quarter of fiscal 2012, partially offset by lean manufacturing productivity initiatives.

SG&A – BEF Foods’ non-GAAP SG&A expenses were 17.0 percent of net sales in the first quarter of fiscal 2013, compared to 18.6 percent of net sales in the first quarter of fiscal 2012. The improvement in costs resulted primarily from the timing of marketing expenses.

Board of Directors approves 10 percent increase in quarterly dividend rate

The Company’s Board of Directors approved a 10 percent increase in the quarterly dividend rate, from 25 cents per share to 27.5 cents per share. The increased dividend is payable on Monday, September 17, 2012, to shareholders of record at the close of business on Tuesday, September 4, 2012.

Davis said, “Improved sales performance at Bob Evans Restaurants and BEF Foods gives us the confidence to raise our dividend rate for the seventh consecutive year. Our new annual dividend rate of $1.10 per share represents a 129 percent increase from the $0.48 per share rate in fiscal 2006. Our strong balance sheet enables us to deliver adjusted earnings growth through disciplined capital investments, and it also enables us to continue to return cash to our shareholders. We are committed to this balanced approach of driving shareholder value through ongoing investments in the business, and return of cash to shareholders.”

Fiscal year 2013 and longer-term outlook

The Company raised its fiscal 2013 earnings per share outlook to $2.67 to $2.73, a $0.01 increase over the prior guidance range of $2.66 to $2.72. The company also reaffirmed its average annual adjusted earnings growth rate of approximately 7 to 10 percent over the next five years.

The Company expects to encounter a volatile cost environment as the effect of the current drought impacts its supplier base.

This outlook relies on a number of important assumptions, including the risk factors discussed in the Company’s securities filings. Particular assumptions for the Company’s full-year outlook include the following:

Consolidated company highlights

•	Net sales – approximately $1.7 billion.

•	Depreciation and amortization – approximately $85 to $95 million.

•	Net interest expense – approximately $9.5 to $10.5 million, up from $9.0 to $10.0 million, to reflect the impact of the Kettle Creations acquisition.

•	Effective tax rate – approximately 33.5 to 34.5 percent.

•	Diluted weighted-average share count – approximately 28.2, down from 28.5 to 29.0 million, to account for share repurchase activity during the first quarter.

•	Capital expenditures – approximately $150 to $160 million, unchanged from the previous estimate.

Bob Evans Restaurants segment

•

Net sales: Full-year same-store sales increase between 1.0 and 3.0 percent, driven by new value platforms, and increased marketing investment. The Company plans to build up to 10 new Bob Evans Restaurants.

•	Cost of sales: Commodity inflation at 2.5 to 3.5 percent, up from 2.0 to 3.0 percent. We are seeing increased volatility due to drought conditions. Costs are largely fixed through December 2012.

•	Operating margins: 9.2 to 9.7 percent, reflecting potential commodity cost increases, down from previous guidance of 9.5 to10.0 percent.

The Company continues to expect pre-opening expenses related to new restaurant openings and Farm-Fresh Refresh remodel activity to increase $2.0 million, to $5.2 million in fiscal 2013, from $3.2 million in fiscal 2012. The Company recorded $0.7 million of this increase in the first quarter, and expects the majority of the remainder to be recorded in the third and fourth quarters.

Mimi’s Café segment

•	Net sales: Full-year same-store sales in the -2.0 percent to 1.0 percent range, supported by $1 million of increased marketing investment.

•	Cost of sales: Commodity inflation similar to Bob Evans Restaurants.

•	Operating margins: 0.5 to 1.5 percent, unchanged from the previous estimate.

The Company plans to remodel three Mimi’s Café restaurants at a total cost of approximately $1 million, but does not plan to build new Mimi’s Café restaurants during fiscal 2013.

BEF Foods segment

•

Net sales: Overall net sales of $330 to $350 million, compared with $340 million to $360 million originally. Sales dollars, not volume, are reduced due to the expectation of lower pricing, resulting from lower sow costs. As BEF Foods was Kettle Creations’ largest customer, the Company does not anticipate significant top line improvement from the acquisition during fiscal 2013.

•

Cost of sales: Based on recent pricing trends, and liquidations in the herd as a result of the drought, average sow costs of approximately $45 to $55 per hundredweight for the full year, down from previous guidance of $60 to $65 per hundredweight. Sow pricing in the short term is expected to decline, as mentioned above, and then increase rapidly when demand and supply rebalance.

•	Operating margins: 9.0 to 11.0 percent, compared to previous guidance of 7.5 to 8.5 percent as a result of net input cost favorability and the Kettle Creations acquisition.

On May 29, 2012, the Company announced its intention to close two BEF Foods’ production plants in the second quarter of fiscal 2014. The Company anticipates a total annual pretax benefit of approximately $7 to $8 million. Partial realization of the pretax benefits, amounting to $4 to $5 million, will commence in fiscal 2014, with full realization expected by fiscal 2015.

Company to host conference call on Wednesday, August 15, 2012

The Company will host a conference call to discuss its first-quarter fiscal 2013 results at 10 a.m. (ET) on Wednesday, August 15, 2012. The dial-in number is (800) 690-3108, access code 16475857. A replay will be available at (800) 585-8367, access code 16475857.

To access the simultaneous webcast, go to www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 27, 2012), Bob Evans owned and operated 565 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 145 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 27, 2012, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2013 – Quarter 1

Note: amounts are in thousands, except per share amounts

Disclosure regarding non-GAAP financial measures

The Company uses adjusted operating income, adjusted income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share as measures for comparing its performance to prior periods and competitors, and believes it is useful because it provides investors and other interested parties a means to evaluate the Company’s performance relative to its past performance, without regard to certain charges and gains. Adjusted operating income, adjusted net income before income taxes, adjusted provision for income taxes, adjusted net income, and adjusted earnings per share are not recognized GAAP terms.

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Three Months Ended
	July 27, 2012	July 29, 2011
Operating Income as Reported

Bob Evans Restaurants	$18,030	$22,945
Mimi’s Café	(849)	(1,093)
BEF Foods	8,084	5,643

Total Operating Income	25,264	27,495

Adjustments
Bob Evans Restaurants
Severance/Restructuring	784
Loss on Sale of Assets	130

Total Bob Evans Restaurants Adjustments	914	—

BEF Foods
Severance/Restructuring	760
Merger and Acquisition Related Costs	444
Gain on Sale of Assets	(2)

	1,202	—

Total Adjustments
Severance/Restructuring	1,544
Merger and Acquisition Related Costs	444
Loss on Sale of Assets	128

	2,116	—
Adjusted Operating Income

Bob Evans Restaurants	18,944	22,945
Mimi’s Café	(849)	(1,093)
BEF Foods	9,285	5,643

	$27,380	$27,495

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Consolidated				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	July 27, 2012	% of Sales	July 29, 2011	% of Sales	July 27, 2012	% of Sales	July 29, 2011	% of Sales
Operating Income as Reported

Net Sales	$409,715		$405,361		$247,966		$243,786
Cost of Sales	120,784	29.5%	121,087	29.9%	59,477	24.0%	57,871	23.7%
Operating Wages	132,713	32.4%	133,423	32.9%	93,378	37.7%	93,093	38.2%
Other Operating	71,507	17.5%	67,251	16.6%	45,749	18.4%	42,213	17.3%
SG&A	38,436	9.4%	35,726	8.8%	18,442	7.4%	15,285	6.3%
Depr & Amort	21,011	5.1%	20,379	5.0%	12,890	5.2%	12,379	5.1%

Total as Reported	25,264	6.2%	27,495	6.8%	18,030	7.3%	22,945	9.4%

Adjustments

Net Sales
Cost of Sales
Operating Wages
Other Operating	(436)
SG&A	(1,680)				(914)
Depr & Amort

Total Adjustments	2,116		—		914		—

Adjusted Operating Income

Net Sales	409,715		405,361		247,966		243,786
Cost of Sales	120,784	29.5%	121,087	29.9%	59,477	24.0%	57,871	23.7%
Operating Wages	132,713	32.4%	133,423	32.9%	93,378	37.7%	93,093	38.2%
Other Operating	71,071	17.3%	67,251	16.6%	45,749	18.4%	42,213	17.3%
SG&A	36,756	9.0%	35,726	8.8%	17,528	7.1%	15,285	6.3%
Depr & Amort	21,011	5.1%	20,379	5.0%	12,890	5.2%	12,379	5.1%

Total Adjusted Operating Income	27,380	6.7%	27,495	6.8%	18,944	7.6%	22,945	9.4%

Net Interest Expense	2,056		2,111

Income Before Income Taxes as Reported	23,208		25,384
Adjustments	2,116		—

Adjusted Income Before Income Taxes	25,324		25,384
Provision for Income Taxes as Reported	8,200		7,572
Income Tax Effect of Adjustment	719

Adjusted Provision for Income Taxes	8,919		7,572
Net Income as Reported	15,008		17,812
Adjustments	1,397

Adjusted Net Income	$16,405		$17,812
Earnings Per Share
Basic as Reported	$0.53		$0.59
Adjustments	$0.05		$—

Adjusted Basic	$0.58		$0.59
Diluted as Reported	$0.53		$0.59
Adjustments	$0.05		$—

Adjusted Diluted	$0.58		$0.59
Average Shares Outstanding
Basic	28,215		30,318
Diluted	28,362		30,437

	GAAP to Non-GAAP Reconciliation of Operating Income (unaudited)
	Mimi’s Café				BEF Foods
	Three Months Ended				Three Months Ended
	July 27, 2012	% of Sales	July 29, 2011	% of Sales	July 27, 2012	% of Sales	July 29, 2011	% of Sales
Operating Income as Reported

Net Sales	$86,274		$89,367		$75,475		$72,208
Cost of Sales	23,030	26.7%	23,959	26.8%	38,277	50.7%	39,257	54.4%
Operating Wages	32,104	37.2%	33,075	37.0%	7,231	9.6%	7,255	10.0%
Other Operating	19,840	23.0%	20,509	22.9%	5,918	7.8%	4,529	6.3%
SG&A	6,392	7.4%	7,018	7.9%	13,602	18.0%	13,423	18.6%
Depr & Amort	5,757	6.7%	5,899	6.6%	2,364	3.1%	2,101	2.9%

Total as Reported	(849)	-1.0%	(1,093)	-1.2%	8,083	10.7%	5,643	7.8%

Adjustments

Net Sales
Cost of Sales
Operating Wages
Other Operating					(436)
SG&A					(766)
Depr & Amort

Total Adjustments	—		—		1,202		—

Adjusted Operating Income

Net Sales	86,274		89,367		75,475		72,208
Cost of Sales	23,030	26.7%	23,959	26.8%	38,277	50.7%	39,257	54.4%
Operating Wages	32,104	37.2%	33,075	37.0%	7,231	9.6%	7,255	10.0%
Other Operating	19,840	23.0%	20,509	22.9%	5,482	7.3%	4,529	6.3%
SG&A	6,392	7.4%	7,018	7.9%	12,836	17.0%	13,423	18.6%
Depr & Amort	5,757	6.7%	5,899	6.6%	2,364	3.1%	2,101	2.9%

Total Adjusted Operating Income	(849)	-1.0%	(1,093)	-1.2%	9,285	12.3%	5,643	7.8%

First quarter (Q1), ended July 27, 2012, compared to the corresponding period a year ago:

	Consolidated Results				Bob Evans Restaurants		Mimi’s Café		BEF Foods
	Q1 2013	% of sales	Q1 2012	% of sales	Q1 2013	Q1 2012	Q1 2013	Q1 2012	Q1 2013	Q1 2012
Net sales	$409,715		$405,361		247,966	243,786	$86,274	$89,367	$75,475	$72,208

Cost of sales	120,784	29.5%	121,087	29.9%	24.0%	23.7%	26.7%	26.8%	50.7%	54.4%

Operating wages	132,713	32.4%	133,423	32.9%	37.7%	38.2%	37.2%	37.0%	9.6%	10.0%

Other operating	71,507	17.5%	67,251	16.6%	18.4%	17.3%	23.0%	22.9%	7.8%	6.3%
S,G&A	38,436	9.4%	35,726	8.8%	7.4%	6.3%	7.4%	7.9%	18.0%	18.6%
Depr. & amort.	21,011	5.1%	20,379	5.0%	5.2%	5.1%	6.7%	6.6%	3.1%	2.9%

Operating income	25,264	6.2%	27,495	6.8%	7.3%	9.4%	-1.0%	-1.2%	10.7%	7.8%
Interest	2,056	0.5%	2,111	0.5%

Pre-tax income	23,208	5.7%	25,384	6.3%
Income Taxes	8,200	2.0%	7,572	1.9%

Net Income	$15,008	3.7%	$17,812	4.4%

EPS—basic	$0.53		$0.59
EPS—diluted	$0.53		$0.59

Dividends paid per share:
	$0.25		$0.20

Weighted average shares outstanding:
Basic	28,215		30,318
Dilutive stock options	147		119

Diluted	28,362		30,437

Shares outstanding at quarter end	28,073		30,472

Income taxes, as a percentage of pre-tax income, were 35.3% vs.29.8%

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Year-to- Date	Closings	Ending Total
2013	565	2	—	—	—	2	2	565
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569
2009	571	—	—	—	1	1	2	570

Bob Evans Restaurants rebuilt openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Year-to- Date
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2
2009	1	3	—	—	4

Bob Evans Restaurants remodel openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Year-to- Date
2013	36				36
2012	2	31	15	39	87
2011	3		12	16	31
2010	—	—	1	—	1

	41	31	28	55	155

Bob Evans Restaurants that undergo a remodel are closed approximately 8 days.

Bob Evans Restaurants same-store sales analysis (18-month core; 552 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)	(3.5)	1.8	(5.3)
June	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)	(3.1)	2.0	(5.1)
July	2.3	0.9	1.4	(1.8)	2.0	(3.8)	(3.7)	2.0	(5.7)

Q1	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)	(3.5)	1.9	(5.4)

August	—	—	—	(2.6)	2.0	(4.6)	(1.8)	2.0	(3.8)
September	—	—	—	(1.9)	2.0	(3.9)	(0.6)	1.8	(2.4)
October	—	—	—	(0.3)	2.0	(2.3)	(0.5)	1.8	(2.3)

Q2	—	—	—	(1.5)	2.0	(3.5)	(0.9)	1.9	(2.8)

November	—	—	—	0.1	1.9	(1.8)	6.1	1.9	4.2
December	—	—	—	2.4	2.2	0.2	(5.0)	1.9	(6.9)
January	—	—	—	2.3	2.0	0.3	(1.7)	1.4	(3.1)

Q3	—	—	—	1.6	2.0	(0.4)	(0.5)	1.8	(2.3)

February	—	—	—	2.2	1.7	0.5	3.2	1.0	2.2
March	—	—	—	(2.0)	1.7	(3.7)	(0.9)	1.0	(1.9)
April	—	—	—	(1.5)	1.8	(3.3)	1.3	1.0	0.3

Q4	—	—	—	(0.6)	1.7	(2.3)	1.2	1.0	0.2

Fiscal year	—	—	—	(0.6)	1.7	(2.3)	(1.0)	1.7	(2.7)

Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($) – FY12	$1,715,000

Q1 FY 2013 day part mix (%):
Breakfast	33%
Lunch	36%
Dinner	31%

Q1 FY 2013 dine-in check average ($):
Breakfast	$8.29
Lunch	8.88
Dinner	9.12

Q1 FY 2013 dine-in check average ($)	$8.74

Q1 FY 2013 carry-out check average ($)	$15.53

Mimi’s Café openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Year-to- Date	Closings	Ending Total
2013	145	—	—	—	—	—	—	145
2012	145	—	—	—	—	—	—	145
2011	146	—	—	—	—	—	1	145
2010	144	—	1	1	—	2	—	146
2009	132	3	4	2	3	12	—	144

Mimi’s Café remodel restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Year-to- Date
2013	—				—
2012	—	—	—	1	1

Mimi’s Cafe same-store sales analysis (18-month core;145 restaurants):

	Fiscal 2013			Fiscal 2012			Fiscal 2011
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(5.6)	—	(5.6)	(1.8)	4.2	(6.0)	(8.4)	2.4	(10.8)
June	(2.3)	—	(2.3)	(6.1)	4.2	(10.3)	(8.2)	2.7	(10.9)
July	(2.1)	—	(2.1)	(6.1)	4.2	(10.3)	(6.5)	2.7	(9.2)

Q1	(3.3)	—	(3.3)	(4.8)	4.2	(9.0)	(7.6)	2.6	(10.2)

August	—	—	—	(5.6)	4.2	(9.8)	(6.2)	2.7	(8.9)
September	—	—	—	(4.8)	4.2	(9.0)	(4.8)	2.7	(7.5)
October	—	—	—	(4.1)	4.2	(8.3)	(5.8)	2.2	(8.0)

Q2	—	—	—	(4.8)	4.2	(9.0)	(5.6)	2.6	(8.2)

November	—	—	—	(4.0)	4.2	(8.2)	0.8	2.3	(1.5)
December	—	—	—	(3.0)	4.2	(7.2)	(4.1)	2.3	(6.4)
January	—	—	—	(3.3)	4.0	(7.3)	(6.0)	1.7	(7.7)

Q3	—	—	—	(3.4)	4.1	(7.5)	(3.2)	2.1	(5.3)

February	—	—	—	(0.2)	4.0	(4.2)	(1.3)	1.7	(3.0)
March	—	—	—	(5.3)	—	(5.3)	(2.0)	5.7	(7.7)
April	—	—	—	(3.6)	—	(3.6)	(0.8)	5.7	(6.5)

Q4	—	—	—	(3.1)	1.2	(4.3)	(1.3)	4.5	(5.8)

Fiscal year	—	—	—	(4.0)	3.4	(7.4)	(4.5)	2.9	(7.4)

Key restaurant sales data (core restaurants only):

Mimi’s Café
Average annual store sales ($) – FY12	$2,511,000

Q1 FY 2013 day part mix (%):
Breakfast	24%
Lunch	41%
Dinner	35%

Q1 FY 2013 dine-in check average ($):
Breakfast	$10.62
Lunch	11.05
Dinner	12.94

Q1 FY 2013 dine-in check average ($)	$11.54

Q1 FY 2013 carry-out check average ($)	$18.20

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2		Q3		Q4		Average
2013	$54.19	$		$		$		$54.19
2012	$57.06		$67.82		$60.56		$60.41	$61.58
2011	$59.52		$60.47		$51.16		$59.05	$57.17
2010	$43.24		$32.88		$40.14		$55.91	$42.18

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2013	7.2%				7.2%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%
2010	-2.9%	10.1%	20.9%	4.5%	8.2%

Total pounds sold, by category:

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%
Sides	39.5%
Frozen	5.7%
Food Service	26.9%
Other	3.7%

Fiscal Year 2012:

Category	Q1	Q2	Q3	Q4
Sausage	29.1%	26.6%	28.1%	26.0%
Sides	35.0%	38.9%	41.2%	38.9%
Frozen	7.2%	6.5%	5.1%	5.4%
Food Service	24.1%	24.0%	22.2%	26.1%
Other	4.6%	4.0%	3.4%	3.6%

Net sales review (dollars in thousands):

	Q1 2013	Q1 2012
Gross sales	$82,916	$80,040
Less: promotions	(6,959)	(7,097)
Less: returns and slotting	(482)	(735)

Net sales	$75,475	$72,208

Balance Sheet Summary:

(in thousands)	July 27, 2012	April 27, 2012
Cash and equivalents	$1,126	$35,946
Other current assets	70,693	67,701
Net property, plant and equipment	876,958	883,295
Goodwill and other intangible assets	41,239	41,444
Other non-current assets	36,570	37,391

Total assets	$1,026,586	$1,065,777

Current portion of long-term debt	$48,571	$38,571
Line of credit	28,844	—
Other current liabilities	142,437	156,318
Long-term debt	48,574	97,145
Other long-term liabilities	119,200	117,157
Stockholders’ equity	638,960	656,586

Total liabilities and equity	$1,026,586	$1,065,777